Exhibit 2 (j)(2)

AMENDMENT

AMENDMENT made as of June 30, 2009 to that certain Custody Agreement dated as of August 23, 2005, as amended from time to time, between The Greater China Fund, Inc. and The Bank of New York Mellon Corporation (formerly, The Bank of New York) (“Custodian”) (such Global Custody Agreement hereinafter referred to as the “Custody Agreement”). Capitalized terms not otherwise defined herein shall have the meaning assigned to them pursuant to the Custody Agreement.

WHEREAS, the parties wish to amend Article I, Section 5 to the Custody Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Article 1, Section 5 is deleted and replaced with the following:

“Certificate” shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to Custodian, which is actually received by Custodian by letter or facsimile transmission and signed on behalf of the Fund by two Authorized Persons or persons reasonably believed by Custodian to be Authorized Persons.

2.	Each party represents to the other that this Amendment has been duly executed.

3.	This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one amendment.

4.	From and after the execution hereof, any reference to the Custody Agreement shall be a reference to the Custody Agreement as amended hereby. Except as amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Fund and Custodian have caused this Amendment to be executed by their duly authorized representatives, as of the day and year first above written.

THE GREATER CHINA FUND, INC.

By:	/s/ Grace Torres
Name:	Grace Torres
Title:	Treasurer

THE BANK OF NEW YORK

By:	/s/ Andrew Pfeifer
Name:	Andrew Pfeifer
Title:	Vice President